SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]   Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a 6(e) (2))

[X]   Definitive Proxy Statement

[_]   Definitive Additional Materials

[_]   Soliciting Material Pursuant to Section 14a-12

                               BALCHEM CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1)and 0-11.

      1)    Title of each class of securities to which transaction applies: N/A

      2)    Aggregate number of securities to which transaction applies: N/A

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

      4)    Proposed maximum aggregate value of transaction: N/A

      5)    Total fee paid: N/A

[_]   Fee paid previously with preliminary materials.

[_]   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid: N/A
      2)    Form, Schedule or Registration Statement No.: N/A
      3)    Filing Party: N/A
      4)    Date Filed: N/A

                           [LOGO BALCHEM CORPORATION]

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 15, 2007
                    ----------------------------------------


         TO OUR STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BALCHEM CORPORATION will be held in the NASDAQ MarketSite, Times Square, New York, New York, on Friday, June 15, 2007 at 11:00 a.m. for the following purposes:

         1. To elect two Class 1 Directors to the Board of Directors to serve until the Annual Meeting of Stockholders in 2010 and thereafter until their respective successors are elected and qualified;

         2. To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

         3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         Information with respect to the above matters is set forth in the Proxy Statement, which accompanies this Notice.

         The Board of Directors has set April 24, 2007 as the record date for the Annual Meeting. This means that only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Meeting or any adjournment thereof.

         We hope that all stockholders who can conveniently do so will attend the Meeting. Stockholders who do not expect to be able to attend the Meeting are requested to fill in, date and sign the enclosed proxy and promptly return the same in the stamped, self-addressed envelope enclosed for your convenience. Stockholders who are present at the Meeting may withdraw their proxies and vote in person, if they so desire.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Dino A. Rossi, President & CEO
Dated: April 27, 2007

           P.O. Box 600, New Hampton, New York 10958 Tel: 845-326-5600
                       Fax: 845-326-5702 www.balchem.com

                                 PROXY STATEMENT

                               BALCHEM CORPORATION


                                     GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Balchem Corporation (the "Company") to be voted at the 2007 Annual Meeting of Stockholders (the "Annual Meeting" or the "Meeting") to be held at the NASDAQ MarketSite, 4 Times Square, New York, NY, on Friday, June 15, 2007 at 11:00 AM, local time, and at any adjournments or postponements thereof. This Proxy Statement and a proxy card are expected to be sent to stockholders beginning on or about April 27, 2007.

         The Board of Directors has fixed the close of business on April 24, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. At the Annual Meeting, stockholders will be asked to consider and vote upon the election of two Class 1 Directors to the Board of Directors to serve until the annual meeting of Stockholders in 2010 and thereafter until their respective successors are elected and qualified. Stockholders will also be asked to ratify the Board of Directors' selection of McGladrey & Pullen, LLP as the Company's independent registered public accounting firm for the 2007 fiscal year. Stockholders may also consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

         You can ensure that your shares are voted at the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Sending in a signed proxy will not affect your right to attend the Meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by submitting another proxy bearing a later date or by notifying the Inspectors of Election or the Secretary of the Company of such revocation in writing prior to the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote in person at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

         Proxies may be solicited, without additional compensation, by directors, officers and other regular employees of the Company by telephone, email, telefax or in person. All expenses incurred in connection with this solicitation will be borne by the Company. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Common Stock held of record by them, and such custodians will be reimbursed for their reasonable expenses.


                                  PROPOSAL NO.1
                              ELECTION OF DIRECTORS

         The Company's By-laws provide for a staggered term Board of Directors consisting of six (6) members, with the classification of the Board of Directors into three classes (Class 1, Class 2 and Class 3). The term of the two current Class 1 Directors who are nominated for election as directors will expire at the Annual Meeting. The Class 3 and Class 2 Directors will remain in office until their terms expire, at the annual meetings of stockholders to be held in the years 2008 and 2009, respectively.

         Accordingly, at the 2007 Annual Meeting, two Class 1 Directors are to be elected to hold office until the annual meeting of stockholders to be held in 2010 and thereafter until their successors have been elected and qualified. The nominees listed below with brief biographies are currently directors and have been nominated for election after due consideration by the Corporate Governance and Nominating Committee. The Board is not aware of any reason why any such nominee may be unable to serve as a director. If either or both of such nominees are unable to serve, the shares represented by all valid proxies will be voted for the election of such other person or persons, as the case may be, as the Board may recommend.


Vote Required to Elect Directors

         Under the rules of the Securities and Exchange Commission, boxes and a designated blank space are provided on the form of proxy for stockholders to mark if they wish to vote in favor of or withhold authority to vote for the Company's nominees for director.

         Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for stockholder approval.

         A director nominee must receive a plurality of the votes cast at the Meeting, which means that a broker non-vote or a vote withheld from a particular nominee or nominees will not affect the outcome of the election of directors.

         All shares represented by duly executed proxies will be voted For the election of the nominees named in this Proxy Statement as directors unless authority to vote For any such nominee has been withheld. If for any reason any
                  ===
such named nominee should not be available as a candidate for director, the proxies will be voted in accordance with the authority conferred in the proxy for such other candidate as may be nominated by the Company's Board of Directors.


Nominees for Election as Director

         Dino A. Rossi, age 52, has been a Director of the Company since 1997 and Chairman of the Company's Board of Directors since February 22, 2007. Mr. Rossi has been President and Chief Executive Officer of the Company since October 1997, Chief Financial Officer of the Company from April 1996 to January 2004 and Treasurer of the Company from June 1996 to June 2003. He was Vice President, Finance and Administration of Norit Americas Inc., a wholly-owned subsidiary of Norit N.V., a chemicals company, from January 1994 to February 1996, and Vice President, Finance and Administration of Oakite Products Inc., a specialty chemicals company, from 1987 to 1993.

         Dr. Elaine R. Wedral, age 63, has been a Director since October 2003. Dr. Wedral is retired. She was President Nestle R&D Center, Inc. New Milford, CT and Head of Nestle Food Service Systems worldwide 1999-2005. Dr. Wedral was President, Nestle RD Centers in the U.S. 1988-1999. Prior to that, she held a variety of technical positions at Nestle. Dr. Wedral holds 34 patents in the R&D food processing, food nutrition and ingredient areas, and is on the editorial board of Food Processing Magazine. She received her Ph.D. from

Cornell University in Food Biochemistry, an M.S. in Food Microbiology and a B.S. (Honors) from Purdue University in Biochemistry. She is currently also a director of Sensient Technologies Corporation, and continues to work with several key industry/university related groups.


         Upon recommendation by the Corporate Governance & Nominating Committee, the Board of Directors of the Company recommends a vote For the election of Dino
                                                        ===
A. Rossi and Elaine R. Wedral as Class 1 Directors to hold office until the Annual Meeting of Stockholders for the Year 2010 and until their successors are elected. Proxies received by the Company will be so voted unless such proxies withhold authority to vote for such nominees.


Directors Not Standing For Election

         In addition to Mr. Rossi and Dr. Wedral, the Company's Board of Directors includes the following members:

         Hoyt Ammidon, Jr., age 69, has been a Director of the Company since October 2001. Mr. Ammidon is retired. Mr. Ammidon served as a managing director of Berkshire Capital Corporation, a private company that provides merger and acquisition related services to the investment management and securities industries, from November 1994 to January 2004 and has been an advisory director thereof since January 2004. Prior thereto, he held various executive positions at Cazenove Incorporated, a brokerage firm, The Chase Manhattan Investment Bank and E.F. Hutton & Co., Inc. Mr. Ammidon is currently a director of Tetra Technologies, Inc., a publicly traded company.

         Edward L. McMillan, age 61, has been a Director of the Company since February 2003. Mr. McMillan owns and manages McMillan, LLC, a transaction-consulting firm that provides strategic consulting services and facilitates mergers and/or acquisitions predominantly to the food and agribusiness industry sectors. From 1988 to 1996, he was President and CEO of Purina Mills, Inc., where he was involved for approximately 25 years in various senior level positions in marketing, strategic planning, and business segment management. Since September 2005, he has been a director of Nutracea, a publicly traded company. In addition, he is also a director of Marical, Inc., a privately held corporation.

         Kenneth P. Mitchell, age 67, has been the Company's Lead Director since October 1, 2005 and has been a Director of the Company since 1993. Mr. Mitchell is retired. He was Chief Executive Officer of Oakite Products Inc. from 1986 to 1993. Since February 1997, he has been a director of Tetra Technologies, Inc., a publicly traded company. Mr. Mitchell is currently a director of Tetra Technologies, Inc., a publicly traded company.

         Dr. John Y. Televantos, age 54, has been a Director since February 2005. Currently, Dr. Televantos is also an Executive Vice President of Arsenal Capital Partners, Inc., a private equity investment firm. Dr. Televantos was formerly with Hercules as President of the Aqualon Division and as Vice President of Hercules, from April 2002 through 2005. He had been President and Chief Executive Officer, and prior to that Chief Operating Officer, of Foamex International during the period from June 1999 through December 2001. Prior to that, he was Vice President, Development Businesses and Research at Lyondell Chemical Company since 1998. Dr. Televantos holds B.S. and Ph.D. degrees in Chemical Engineering from the University of London,

United Kingdom. He also has been on several public and private company Boards and is affiliated with other key industry-related groups.


Director Independence

         The Board of Directors has made an affirmative determination that each of the Company's directors, other than Mr. Rossi, is independent, as such term is defined under Nasdaq Marketplace Rules.


Meeting Attendance

         During fiscal 2006, the Board of Directors met 5 times during regular meetings and 1 time for a telephonic special meeting. Each director attended at least 75% of the meetings of the Board held when he or she was a director and of all meetings of those Committees of the Board on which he or she served.

         The Company has adopted a policy to strongly encourage directors to attend each annual meeting of stockholders. Historically, attendance has been excellent. All directors were in attendance at the Company's 2006 annual meeting of stockholders.


Committees of the Board of Directors

         The Company's Board of Directors has a standing Audit Committee, Executive Committee, Compensation Committee, and Corporate Governance and Nominating Committee. The Board of Directors appoints the members of each Committee. In 2006, the Audit Committee held five meetings and the Corporate Governance and Nominating and Compensation Committees each held three meetings. The Executive Committee did not meet in 2006.

         Audit Committee. The Audit Committee, in its capacity as a committee of the Board of Directors, is directly responsible for appointing, compensating and overseeing the work of the accounting firm retained for the purposes of preparing or issuing audit reports or related work. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibilities with respect to the Company's financial reporting, internal controls and procedures, and audit functions. Responsibilities, activities and independence of the Audit Committee are discussed in greater detail under the section of this Proxy Statement entitled "Audit Committee Report."

         The Board of Directors of the Company has adopted a written charter for the Audit Committee, which is available on the Corporate Governance page in the Investor Relations section of the Company's Web site, www.balchem.com. The
                                                           ---------------
current members of the Audit Committee are Messrs. Ammidon (Chair), McMillan, and Mitchell. The Board of Directors of the Company has determined that the Audit Committee Chairman, Mr. Ammidon, qualifies as an "audit committee financial expert", as defined in Section 407 of the Sarbanes-Oxley Act of 2002, and that all members of the Audit Committee are "independent" under the Nasdaq Marketplace Rules applicable to audit committee members.

         Compensation Committee. The duties of the Compensation Committee are to
(i) recommend to the Board of Directors a compensation program, including incentives, for the Chief Executive Officer and other senior officers of the Company, for approval by the full Board of Directors, (ii) prepare an Annual

Report of the Compensation Committee for inclusion in the Company's Proxy Statement as contemplated by the requirements of Schedule 14A of the Securities Exchange Act of 1934, as amended, (iii) propose to the full Board of Directors the compensation of directors, a significant part of which compensation is to be in the form of stock or stock options, and (iv) to administer the Company's 1999 Stock Plan for officers, directors, directors emeritus and employees of and consultants to the Company and its subsidiaries (referred to in this Proxy Statement as the "1999 Stock Plan").

         The Board of Directors of the Company has adopted a written charter for the Compensation Committee, which is available on the Corporate Governance page in the Investor Relations section of the Company's Web site, www.balchem.com.
                                                                ---------------
The current members of the Compensation Committee are Messrs. McMillan, Mitchell, Dr. Televantos (Chair) and Dr. Wedral, each of whom are independent directors.

         See "Compensation Discussion and Analysis - Compensation Committee" and "Report of the Compensation Committee of the Board of Directors" below.

         Executive Committee. The Executive Committee is authorized to exercise all the powers of the Board of Directors in the interim between meetings of the Board, subject to the limitations imposed by Maryland law. The Executive Committee is also responsible for the recruitment, evaluation and selection of suitable candidates for the position of Chief Executive Officer ("CEO"), for approval by the full Board, for the preparation, together with the Compensation Committee, of objective criteria for the evaluation of the performance of the CEO, and for reviewing the CEO's plan of succession for officers of the Company.

         The current members of the Executive Committee are Messrs. McMillan, Mitchell (Chair), and Dr.
Televantos.

         Corporate Governance & Nominating Committee. The duties of the Corporate Governance & Nominating Committee are, among other things, to consider and make recommendations to the Board concerning the appropriate size, function and needs of the Board, to determine the criteria for Board membership, to evaluate and recommend to the Board the responsibilities of the Board committees,  to  annually  review  and  assess  the  adequacy  of the  Company's corporate governance guidelines and recommend any changes to the Board for adoption, to oversee the annual self-evaluation of the Board and Board Committees, to consider matters of corporate social responsibility and matters of significance in areas related to corporate public affairs and the Company's employees and stockholders, to recruit and evaluate new candidates for nomination by the full Board for election as director, to prepare and update an orientation program for new Directors, to evaluate the performance of current directors in connection with the expiration of their term in office with a view to providing advice to the full Board as to whether the full Board should nominate any such director for reelection, and to annually review and recommend policies on director retirement age.

         The Board of Directors of the Company has adopted a written charter for the Corporate Governance & Nominating Committee, which is available on the Corporate Governance page in the Investor Relations section of the Company's Web site, www.balchem.com and was attached as Exhibit A to the Company's 2006 Proxy
       ---------------
Statement. The current members of the Corporate Governance & Nominating Committee are Messrs. Ammidon and Mitchell and Drs. Televantos and Wedral (Chair).

Nominations of Directors

         Consistent with previous practice, the Corporate Governance & Nominating Committee continues to re-nominate incumbent directors who continue to satisfy the Company's criteria for membership on the Board; whom the Board believes will continue to make contributions to the Board; and who consent to continue their service on the Board. If the incumbent directors are not nominated for re-election or if there is otherwise a vacancy on the Board, the Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates, including from members of the Board and management. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. The Committee also considers external director candidates or candidates recommended by one or more substantial, long-term stockholders. Generally, stockholders who individually or as a group hold 5% or more of the Company's common stock and have continued to do so for over one year will be considered substantial, long-term stockholders. Each stockholder recommendation should include at a minimum the director candidate's name, biographical information and qualifications, and the director candidate's acknowledgement that such person is willing to be nominated for directorship and serve as director if elected. The Committee will consider stockholder recommendations regarding potential nominees for next year's annual stockholders meeting, consistent with the policy described above, if the Committee receives such recommendations prior to the deadline for stockholder proposal submissions, set forth below in "Stockholder Proposals for 2008 Annual Meeting." Stockholder nominations that comply with these procedures and that meet the criteria outlined above will receive the same consideration that other candidates receive.

         The Committee and the Board has adopted guidelines for identifying or evaluating nominees for director, including incumbent directors and nominees recommended by stockholders. The Company's current policy is to require that a majority of the Board of Directors be independent; at least three of the directors have the financial literacy necessary for service on the audit committee and at least one of these directors qualifies as an audit committee financial expert. In addition, directors may not serve on the boards of more than three other public companies, without the approval of the Board of Directors; and directors must satisfy the Company's age limit policy for directors which requires that a director retire at the conclusion of his or her term in the calendar year during which he or she reaches the age of 70. The guidelines do not otherwise establish specific minimum qualifications that must be met for nomination for a position on the Board of Directors, but provide for the selection of nominees based on the nominees' skills, achievements and experience, and contemplate that the following will be considered, among other things, in selecting nominees: knowledge, experience and skills in areas critical to understanding the Company and its business, personal characteristics, such as integrity and judgment, and the candidate's commitment to the boards of other companies.


Lead Director

         Mr. Mitchell has been the Lead Director since 2005. The Lead Director functions, in general, to reinforce the independence of the Board of Directors of the Company. This person is appointed on a rotating basis from the independent Directors. The initial term is a two year assignment. The Lead Director will serve at the election of the Board and, in any event, only so long as that person shall be an independent Director of the Company. The

Corporate Governance and Nominating Committee will review annually the description of the Lead Director position and recommend to the Board any changes that it considers appropriate. The Lead Director provides a source of Board leadership complementary to that of the CEO. Amongst other things, the Lead Director is responsible for working with the Chairman and other directors to set agendas for Board meetings; providing leadership in times of crisis together with the Executive Committee; chairing regular meetings of independent Board members without management present (executive sessions); acting as liaison between the independent Directors and the CEO; and chairing Board meetings when the Chairman is not in attendance.


Communicating With the Board of Directors

         Members of the Board and executive officers are accessible by mail in care of the Company. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the General Counsel with a request to forward the communication to the intended recipient. In the alternative, stockholders can direct correspondence to the Board via the Chairman, or to the attention of the Lead Director, in care of the Company at the Company's principal executive office address, P.O. Box 600, New Hampton, NY 10958. The Company will forward such communications, unless of an obviously inappropriate nature, to the intended recipient.


Executive Sessions of the Board of Directors

         The Company's independent Directors meet regularly in executive sessions following each regularly scheduled meeting of the Board of Directors. These executive sessions are presided over by the Lead Director. The independent Directors presently consist of all current Directors, except Mr. Rossi.


Executive Officers

         Set forth below is certain information concerning the executive officers of the Company (other than Mr. Rossi, whose background is described above under the caption "Directors"), which officers serve at the discretion of the Board of Directors:

         Francis J. Fitzpatrick, CPA, age 46, has been the Chief Financial Officer of the Company since January 2004 and Treasurer of the Company since June 2003, and was Controller of the Company from April 1997 to January 2004. He has been an executive officer and Assistant Secretary of the Company since June 1998. He was Director of Financial Operations/Controller of Alliance Pharmaceutical Corp., a pharmaceuticals company, from September 1989 through March 1997.

         Matthew D. Houston, age 43, has been General Counsel since January of 2005 and Secretary, since June of 2005. He was General Counsel and Secretary of Eximias Pharmaceutical Corporation, a privately held corporation from 2001 to 2004. Mr. Houston also held several internal counsel positions at BASF Corporation from 1994 to 2001. Mr. Houston received his Juris Doctorate from Saint Louis University.

         David F. Ludwig, age 49, has been Vice President and General Manager, Specialty Products since July 1999 and an executive officer of the Company since June 2000. He was Vice President and General Manager of Scott

Specialty Gases, a manufacturer of high purity gas products and specialty gas blends, from September 1997 to June 1999. From 1986 to 1997 he held various international and domestic sales and marketing positions with Engelhard Corporation's Pigments and Additives Division.

         Robert T. Miniger, age 53, has been Vice President, Human Resources since April 2001 and an executive officer of the Company since June 2003. He was the Global Director of Human Resources for the Industrial Coatings Strategic Business Unit of PPG Industries Inc. from 1995 to 2000. From 1980 to 1995, he held several human resource positions within PPG including glass manufacturing and corporate office assignments.

         Paul H. Richardson, PhD, CChem, age 37, has been Vice President of Research and Development and an Executive Officer of the Company since July 2005, and was Director of Research and Development, January 2004 to July 2005 and Director of Materials Science, January 2001 to January 2004. Since his Bachelors degree in chemistry and PhD in polymer science from the University of Durham, England, Dr. Richardson has held Research Scientist and Project Management positions at Unilever Plc. (January 1995 to April 1997) and National Starch and Chemical Company, September 1997 to December 2000.


Code of Business Conduct and Ethics

         The Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company's Chief Executive Officer, Chief Financial Officer, Treasurer and Corporate Controller. The Company has also adopted a Business Ethics Policy applicable to its employees and a further Policy Statement which confirms that, as and when appropriate, the Business Ethics Policy and the Code of Ethics for Senior Financial Officers are applicable to the Company's directors and officers. Any waiver of any provision in the Code of Ethics or Business Ethics Policy in favor of members of the Board or in favor of executive officers may be made only by the Board. Any such waiver, and any amendment to such Code, will be publicly disclosed in a Current Report on Form 8-K. The Code of Ethics and Business Ethics Policy and further Policy Statement are available on the Corporate Governance page in the Investor Relations section of the Company's Web site, www.balchem.com.
                    ---------------

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of any subsequent changes in ownership of Common Stock and other equity securities of the Company. Specific due dates for these reports have been established and the Company is required to disclose any failure to file by these dates.

         The Company believes that during the fiscal year ended December 31, 2006, its officers and directors and holders of more than 10% of the Company's Common Stock complied with Section 16(a) filing date requirements with respect to transactions during such year.

Compensation Committee Interlocks and Insider Participation

         Messrs. McMillan, Mitchell, Dr. Televantos, and Dr. Wedral each of whom is a director of the Company, served as the members of the Compensation Committee during 2006. None of Messrs. McMillan or Mr. Mitchell or, Drs. Televantos or Wedral (i) were, during the last completed fiscal year, an officer or employee of the Company, (ii) was formerly an officer of the Company or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933, as amended, which has not been disclosed.

                                 PROPOSAL NO. 2

          RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
                                 ACCOUNTING FIRM

         The Board has selected McGladrey & Pullen LLP (M&P) as the Company's independent registered public accounting firm for the year ending December 31, 2007. The Company is submitting its selection of M&P for ratification by the stockholders at the Annual Meeting. M&P has audited the Company's financial statements since 2005. Representatives of M&P will be present at the Annual Meeting and will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

         The Company's Bylaws do not require that the stockholders ratify the selection of M&P as the Company's independent registered public accounting firm. However, the Company is submitting the selection of M&P to stockholders for ratification as a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain M&P. Even if the selection is ratified, the Board and the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.


Principal Accountant Fees and Services

         During 2006, the Company retained M&P to audit the consolidated financial statements for 2006. In addition, the Company also retained M&P to provide services relating to Management's Assessment of Internal Controls as required by Section 404 of the Sarbanes-Oxley Act, as well as with the preparation of the Company's tax returns and other audit-related and tax-related services. The following table shows the fees paid or accrued by the Company for the audit and other professional services provided by M&P for 2005 and 2006:

                                    2006      2005
                                    ----      ----

         Audit fees (1)           305,175   265,700

         Audit-related fees (2)    82,700    39,900

         Tax fees (3)              29,852    34,800

                                  -----------------
         Total fees               420,727   340,400
                                  =================

(1) Fees relating to audit of the annual consolidated financial statements and quarterly reviews.
(2)   Fees  relating  to  employee   benefit  plan  audit  and  acquisition  due
      diligence.
(3)   Fees for tax compliance and advisory services.

Policy on Pre-Approval of Audit and Non-Audit Services

         All auditing and non-audit services provided to the Company by the independent accountants are pre-approved by the Audit Committee or in certain instances by one or more of its members pursuant to delegated authority. At the beginning of each year, the Audit Committee reviews and approves all known audit and non-audit services and fees to be provided by and paid to the independent accountants. During the year, specific audit and non-audit services or fees not previously approved by the Audit Committee are approved in advance by the Audit Committee or in certain instances by one or more of its members pursuant to delegated authority. In addition, during the year the Chief Financial Officer and the Audit Committee monitor actual fees to the independent accountants for audit and non-audit services.

Audit Committee Review

         The Audit Committee has reviewed the services rendered by M&P during 2006 and has determined that the services rendered are compatible with maintaining the independence of M&P as the Company's independent registered public accounting firm.

Vote Required; Recommendation of the Board

         The affirmative vote of the majority of the votes cast is required for ratification.

         THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF M&P AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007.

                      COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

         During the fiscal year ended December 31, 2006, our Compensation Committee held primary responsibility for determining executive compensation levels. The Committee is composed of four independent directors. The Committee solicits, receives and analyzes compensation recommendations from Company management and determines each facet of the compensation for our executive officers. The Committee also administers our 1999 Stock Plan. The Committee solicits input from our Chief Executive Officer with respect to the performance of our executive officers and their compensation levels no less than once per calendar year, usually in the first quarter.

         The members of our Compensation Committee have extensive and varied experience with various public and private corporations - as investors and stockholders, as senior executives, and as directors charged with the oversight of management and the setting of executive compensation levels. In particular, Mr. Mitchell is a member of the Compensation Committee of Tetra Technologies, Inc., a publicly traded company. In addition to the extensive experience and expertise of the Committee's members and their familiarity with the Company's performance and the performance of our executive officers, the Committee is able to draw on the experience of other Directors and on various legal and accounting executives employed by the Company, and the Committee has access to readily available public information regarding executive compensation structure and the establishment of appropriate compensation levels.

         The Compensation Committee has authority to engage attorneys, accountants and consultants, including executive compensation consultants, to solicit input from management concerning compensation matters, and to delegate any of its responsibilities to one or more directors or members of management where it deems such delegation appropriate and permitted under applicable law.

         In 2003, the Compensation Committee retained Mercer Human Resource Consulting, Inc. to provide an executive compensation study. The results of said effort provided the Compensation Committee broad data with which the Committee was able to benchmark and compare our current executive compensation structure against other similarly situated companies.

         In 2006, the Compensation Committee retained Deloitte Compensation Consulting Group to assist in the development of a revised equity based segment of our executive compensation. It is through this effort that we have altered the structure of our program for granting executives equity in the Company as compensation, as discussed below.


General Compensation Objectives and Guidelines

         The  Company's  overall  compensation  philosophy  has  been  to  offer competitive salaries, cash incentives, stock options and benefit plans consistent with the Company's financial performance. Rewarding key employees who contribute to the continued success of the Company through cash compensation and equity participation are key elements of the Company's compensation policy. The Company's executive compensation policy is to attract and retain key executives necessary for the Company's short and long-term success by establishing a direct link between executive compensation and the performance of the Company, by rewarding individual initiative and the achievement of annual corporate goals through salary and cash bonus awards, and by providing equity awards to allow executives to participate in enhanced stockholder value.

         In awarding salary increases and bonuses, the Compensation Committee relates various elements of corporate performance to the elements of executive compensation. The Compensation Committee considers whether the compensation package as a whole adequately compensates the applicable executive for the Company's performance during the past year and the executive's contribution to such performance.

         Pursuant to the Company's compensation philosophy, the total annual compensation of its executive officers is primarily made up of base salary, cash-based incentives and stock-based incentive compensation. In addition, the Company provides retirement compensation plans, group welfare benefits and certain perquisites. In executing our executive compensation policy, we seek to reward each executive's achievement of designated objectives relating to our company's annual and long-term performance and individual fulfillment of responsibilities. While compensation survey data and benchmarking are useful guides for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. Accordingly, our Compensation Committee applies its judgment to adjust and align each individual element of our compensation program with the broader objectives of the program.

         The Company does not have any formal stock ownership requirements for its executive officers but notes that its directors and executive officers are stockholders of the Company, as is disclosed elsewhere in this Proxy Statement. The Company is mindful of the stock ownership of our directors and executive officers but does not believe that it is appropriate to provide a mechanism or formula to take stock ownership (or gains from prior option or stock awards) into account when setting compensation levels. The Company provides in its insider trading policies that directors and executive officers may not sell
Company securities short and may not sell puts, calls or other similar derivative securities tied to our Common Stock.

Base Salary

         Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, maintaining salaries at reasonably competitive industry levels. Determinations of base salary levels are established based upon the magnitude of responsibilities and the scope of the position, as well as based upon an annual review of marketplace competitiveness and on the Company's existing compensation structure. Periodic increases in base salary relate to individual contributions to the Company's overall performance and industry competitive pay practices. In determining appropriate levels of base salary, the Compensation Committee relied in part on industry compensation surveys, including WorldatWork, a leading not-for-profit association dedicated to knowledge leadership in compensation and benefits.

         The Committee solicits input from Mr. Rossi with respect to the performance of our executive officers and their compensation levels. During 2006, the base salaries of our executive officers, with the exception of Mr. Rossi, were increased to the amounts identified in the Summary Compensation

Table. These increases were subjectively based on increased growth in net sales and recent profit performance of the Company, as well as individual performance.

Cash Based Incentives

         Bonuses represent the variable component of the executive compensation program that is tied to individual achievement and the Company's performance. The Company's policy is to base a meaningful portion of its executive officers' cash compensation on bonus. In determining bonuses, the Company considers factors such as the individual's contribution to the Company's performance and the relative performance of the Company during the year.

         At the end of each calendar year, the Compensation Committee of the Board of Directors approves an Incentive Compensation Program for the succeeding calendar year (the "ICP"). The ICP provides for the awarding of bonus compensation to executive officers and certain other employees, based upon the level of achievement of specific goals established for the particular officer or employee, and for the weighting of those goals to determine the amount of the bonus.

         The process of establishing applicable goals requires a well-defined annual business plan from which most ICP goals are measured. Our annual business plan evolves from our corporate strategic plan and is approved by the Board of Directors each December for the following fiscal year. Individual goals under the ICP are a composite of our corporate goals and key individual objectives. In addition, no bonuses are required to be paid under the ICP unless a specified minimum level of consolidated net income before interest and taxes ("NIBIT") is achieved. The Compensation Committee established such minimum level of NIBIT for 2007 based upon the Company's results of operations for the 2006 calendar year as part of the approval of the annual plan.

         In addition to NIBIT, individual ICP goals involve, amongst other things, the development of new revenue generating products or services meeting our profit criteria; the implementation of procedures that will improve efficiency, effectiveness or safety of our products or services; the development of a change or changes in procedures or processes that reduce cost without sacrificing quality; the improvement of methods resulting in increased productivity without loss of quality; and the development of ideas that will improve quality without increasing cost.

         Under the ICP, each goal is determined objectively and consistently. The goals require an individual to stretch beyond his or her stated responsibilities. The value placed on each individual ICP goal depends heavily upon the degree of which the goal will help us meet our annual plan; the relative degree of difficulty, creativity or involvement required to achieve the goal; and the intrinsic value of the goal, i.e., magnitude of income enhancement or cost savings. Each employee will typically have 4-6 ICP goals.

         The Compensation Committee sets target bonuses for each executive officer participating in the ICP. Target bonuses are based upon a percentage of each executive officer's base yearly salary. The Compensation Committee determines actual bonus amounts paid to the executive officers, which may be higher or lower than the target bonus, based upon each executive officer's performance relative to the specific established performance goals upon which the target bonus amounts were based. There is no maximum bonus amount under the ICP. Actual bonuses for a particular fiscal year are generally determined during the first quarter of the following fiscal year and paid at the discretion of the Compensation Committee. Discretionary cash bonuses under the ICP were paid in early 2007 to our executive officers for performance during fiscal year ended 2006 in the amounts identified in the Summary Compensation Table. Performance based incentive paid to Mr. Rossi is discussed below.

         Pursuant to the terms of the employment agreement between the Company and Mr. Rossi, Mr. Rossi is entitled to annual bonus of up to 100% of his base salary, based upon our achieving operating and/or financial targets established by the Board or an authorized committee thereof. Half of such bonus compensation is determined pursuant to the ICP. The Compensation Committee has established a minimum level of consolidated net income for the 2007 fiscal year to be achieved by the Company in order for Mr. Rossi to be entitled to the portion of such bonus compensation not covered by the ICP.


Equity Based Compensation

         The Compensation Committee believes that one important goal of the executive compensation program should be to provide executives, key employees -- who have significant responsibility for the management, growth and future success of the Company, and Directors -- with an opportunity to increase their ownership and potentially gain financially from Company stock price increases. The goal of this approach is that the interests of the stockholders, executives, employees and Directors will be closely aligned.

         Prior to 2006, we accomplished this goal generally through the granting of stock options to executive officers and other key employees of the Company from time to time, giving them a right to purchase shares of the Company's Common Stock at a specified price in the future. Grants of options have been based primarily on an employee's potential contribution to the Company's growth and financial results. Options have been granted at the prevailing market value of the Company's Common Stock and accordingly will only have value if the Company's stock price increases. With limited exceptions, grants of options to employees have provided for vesting over three years and the individual must be employed by the Company for such options to vest.

         Partially in response to changes in which stock options are accounted for under generally accepted accounting principles, we have modified the structure and composition of the long-term equity based component of our executive compensation. Beginning in 2006, we no longer grant incentive stock options, but instead grant a combination of restricted shares and non-qualified options to our executives. (We also granted restricted shares to our non-management directors in 2005. Restricted stock, which vests over an extended period, encourages stability and commitment at the director level.)

         Awards under the Company's 1999 Stock Plan are purely discretionary, are not based upon any specific formula and may or may not be granted in any given fiscal year. It is now the practice of the Compensation Committee to review and approve awards for officers and certain employees during its December meeting. To avoid timing of equity-based awards ahead of the release of our quarterly earnings and other material non-public information, the annual awards to our senior management, including executive officers, are granted coinciding with the date of our December Board of Directors Meeting. In addition, the Compensation Committee may refrain from or delay any regularly scheduled awards if it or senior management is aware of any material non-public information. Awards of restricted stock for officers and certain employees will normally occur in December of each calendar year.

         Consistent with this direction, we granted restricted stock awards to our named executive officers in December 2006. The number of shares awarded was as follows: Mr. Rossi: 13,500 shares; Mr. Fitzpatrick: 4,500 shares; Mr. Ludwig:
3,000 shares;  Mr.  Miniger:  1,500 shares;  and Dr.  Richardson:  4,500 shares.
Additionally, in 2006, we granted Non-Qualified Options to our executive officers as follows: Mr. Rossi, Mr. Fitzpatrick, Mr. Ludwig, Mr. Richardson and Mr. Miniger were granted options to purchase 45,000, 34,500, 27,000, 22,500, and 10,500 shares, respectively, at an exercise price of $17.81 per share. The number of shares and options granted on December 8, 2006 and the exercise price of the option awards have been adjusted to reflect the 3-for-2 split which was effected on December 29, 2006.

         When considering the grant of stock based awards, the Committee gives consideration to our overall performance and the performance of individual employees. It is our expectation to continue yearly grants of restricted stock awards and non-qualified options to executive officers.

Employment Agreement

         The Company entered into an employment agreement with Mr. Rossi in 2001. Except for Mr. Rossi, there are no agreements or understandings between the Company and any executive officer which guarantee continued employment or guarantee any level of compensation, including incentive or bonus payments, to the executive officer.

Retirement Plans

401(k)/Profit Sharing Plan

         The Company's executive officers, as well as most employees, are eligible to participate in the 401(k) Retirement Plan/Profit Sharing Plan (the "401(k) Plan"). The 401(k) Plan provides that participating employees may make elective contributions of up to 15% of pre-tax salary, subject to ERISA limitations, and for the Company to make matching contributions on a monthly basis equal in value to 35% of each participant's elective contributions. Such matching contributions are made in shares of the Company's Common Stock.

         The profit-sharing portion of the 401(k) Plan is discretionary and non-contributory. Profit sharing contributions are restricted to employees (including executive officers) who have completed 1,000 hours of service and are employed on the last day of a plan year. The Company contributes, in cash, a minimum of 3.55% of an eligible participant's taxable compensation (subject to certain exclusions).

Perquisites

         Perquisites are granted to the executive officers occasionally and are generally de minimis and not a material component of compensation.

         Mr. Rossi is entitled to the use of an automobile leased by the Company and to be reimbursed for a specified level of premiums for life and disability insurance. He is also entitled to the use of a financial planner, as well as participation in a country club membership for corporate business. Mr. Ludwig is also entitled to the use of an automobile leased by the

Company. The Company pays to insure and maintain both Mr. Rossi's and Mr. Ludwig's automobiles. The Company also pays fuel expenses to the extent related to Company business. Messrs. Fitzpatrick and Miniger and Dr. Richardson receive cash allowances associated with the use of their personal automobiles.


         The following Compensation Committee Report shall not be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.


                          COMPENSATION COMMITTEE REPORT

         We have reviewed and discussed the above "Compensation Discussion and Analysis" with management.

         Based upon this review and discussion, we have recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in this Proxy Statement.

         Submitted by the Compensation Committee of the Board of Directors.

                                             John Y. Televantos (Chairman)
                                             Edward L. McMillan
                                             Kenneth P. Mitchell
                                             Elaine R. Wedral

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE


The following table sets forth the compensation earned by (i) our Chief Executive Officer ("Principal Executive Officer"), (ii) our Chief Financial Officer ("Principal Financial Officer"), and (iii) each of our three most highly compensated executive officers (each a "Named Executive Officer") for the fiscal year ended December 31, 2006.

                                           Summary Compensation Table
-------------------------------------------------------------------------------------------------------------------
                                                                           Non-Equity
                                                                            Incentive
                                                     Stock      Option        Plan          All Other
                                                     Awards     Awards     Compensation   Compensation
    Name and Principal                    Salary      (1)         (1)          (2)             (3)         Total
       Position                Year         ($)       ($)         ($)          ($)             ($)          ($)
-------------------------------------------------------------------------------------------------------------------
  Dino A. Rossi                2006      $338,600    $3,778    $198,528     $212,445         $17,364      $770,715
  President & CEO

  Francis J. Fitzpatrick       2006      $169,000    $1,259    $152,270      $62,406         $21,582      $406,517
  CFO

  David F. Ludwig              2006      $193,481      $839    $123,072      $41,894         $18,026      $377,312
  VP/GM Specialty Products

  Robert T. Miniger            2006      $156,039      $420     $48,382      $51,770         $20,694      $277,305
  VP  Human Resources

  Paul H. Richardson           2006      $155,385    $1,259     $80,852      $43,575         $20,357     $301,3428
  VP  R&D
-------------------------------------------------------------------------------------------------------------------

(1) The amounts included in the "Stock Awards" and "Option Awards" columns reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. These amounts include amounts related to awards granted in 2006 and in prior years. A discussion of the assumptions used in valuation of stock and option awards may be found in "Note 2 - Stockholders' Equity" in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 15, 2007.
(2)   Reflects the value of cash incentive bonuses earned under our ICP.
(3) The amounts reflected represent employer matching contributions and profit sharing contributions made under the Company's combined 401(k)/profit sharing plan, automobile allowance and the Company paid portion of life, health, and disability insurance benefits, in the following amounts for each Named Executive Officer:

         (a) Mr. Rossi's other compensation consists of $13,060 for contributions under the Company's 401(k)/profit sharing plan, $3,506 for automobile allowance, and $798 for life, health and disability insurance benefits.
         (b) Mr. Fitzpatrick's other compensation consists of $13,060 for contributions under the Company's 401(k)/profit sharing plan, $8,308_ for automobile allowance, and $214 for life, health and disability insurance benefits.

         (c) Mr. Ludwig's other compensation consists of $13,060 for contributions under the Company's 401(k)/profit sharing plan, $4,707 for automobile allowance, and $259 for life, health and disability insurance benefits.
         (d) Mr. Miniger's other compensation consists of $12,757 for contributions under the Company's 401(k)/profit sharing plan, $7,639 for automobile allowance, and $298 for life, health and disability insurance benefits.
         (e) Mr. Richardson's other compensation consists of $12,738 for contributions under the Company's 401(k)/profit sharing plan, $7,500 for automobile allowance, and $119 for life, health and disability insurance benefits.


Grants of Plan Based Awards

         The following table discloses the actual number of stock options and restricted stock awards granted during the fiscal year ended December 31, 2006 to each Named Executive Officer, including the grant date fair value of these awards.

                                               Estimated Future Payouts
                                              under Non-Equity Incentive      All Other      All Other
                                                   Plan Awards (1)              Stock         Option
                                       -------------------------------------   Awards:        Awards:
                                                                              Number of     Number of    Exercise
                                                                              Shares of     Securities   Price of
                                                                              Restricted    Underlying    Option     Grant Date
                            Grant                                               Stock        Options      Awards     Fair Value
       Name                 Date        Threshold     Target      Maximum       (#)(2)        (#)(2)      ($/Sh)        (3)
-------------------------------------------------------------------------------------------------------------------------------
Dino A. Rossi             12/8/2006         --        $169,300       --         13,500        45,000       $17.81     $460,710

Francis J. Fitzpatrick    12/8/2006         --         $59,150       --          4,500        34,500       $17.81     $249,315

David F. Ludwig           12/8/2006         --         $67,718       --          3,000        27,000       $17.81     $185,850

Robert T. Miniger         12/8/2006         --         $54,613       --          1,500        10,500       $17.81      $78,195

Paul H. Richardson        12/8/2006         --         $54,384       --          4,500        22,500       $17.81     $190,395

-------------------------------------------------------------------------------------------------------------------------------

(1) Represents target payout levels under the ICP for 2006 performance. The actual amount of incentive bonus earned by each Named Executive Officer in 2006 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the ICP is included in the Compensation Discussion and Analysis.
(2) The number of shares of restricted stock and options granted on December 8, 2006 and the exercise price of the option awards have been adjusted to reflect the 3-for-2 split of the Company's common stock which was effected on December 29, 2006.
(3) The FAS 123(R) value of awards granted on 12/8/2006 was $17.76 per share of restricted stock, and $4.91 per stock option with an exercise price of $17.81.

Employment Agreement

         As of January 1, 2001, the Company entered into an Employment Agreement with Mr. Rossi, which provides for Mr. Rossi to serve as the Company's President and Chief Executive Officer. Mr. Rossi's Employment Agreement initially provided for a base salary of $194,700, subject to annual increases if approved by the Board of Directors. Mr. Rossi's current salary for fiscal 2007 pursuant to the Employment Agreement is $362,302. Mr. Rossi is also eligible to receive a discretionary performance bonus (as determined by the

Board of Directors) of up to 100% of annual salary, based on a target figure consistent with operating and/or other financial targets established by the Board of Directors, for each fiscal year during the term of his employment.

         Mr. Rossi's Employment Agreement also provides that if the Company terminates his employment other than for cause or in the event Mr. Rossi terminates his employment under certain limited circumstances effectively amounting to a constructive termination, he will be entitled to severance payments of 150% of his then current annual salary, and if such termination by the Company occurs within two years after a change of control event involving the Company he would be entitled to severance payments equal to 200% of the sum of his then current annual salary plus the annual bonus earned by him for the fiscal year immediately preceding the year in which the change of control event occurred. If Mr. Rossi were to terminate his employment prior to the second anniversary of such a change of control event, he would be entitled to severance payments equal to 100% of his then current annual salary. In the event of any termination by the Company entitling Mr. Rossi to severance payments, his theretofore granted but unvested options to purchase Common Stock of the Company would immediately vest and be exercisable in accordance with their terms. Mr. Rossi's entitlement to severance payments would be subject to reduction to the extent necessary to avoid such payments being considered an "excess parachute payment" for purposes of Section 280G of the Internal Revenue Code. During the period of Mr. Rossi's employment (or, in the case of a voluntary termination by Mr. Rossi or a termination of his employment by the Company for cause, the balance of the term of the Employment Agreement before giving effect to such termination) and for a period of one year thereafter, the Employment Agreement imposes on Mr. Rossi certain non-competition and non-solicitation obligations regarding the Company and its customers and its employees.

         The Employment Agreement was amended as of December 9, 2005 to conform certain provisions thereof to Section 409A of the Internal Revenue Code, which was enacted as part of the American Jobs Creation Act of 2004, and the proposed regulations issued by the Treasury Department under Section 409A. The amendment provides that certain payments to Mr. Rossi in connection with the termination of his employment would not be due and payable before six months after the applicable termination. The six-month delay relates to Mr. Rossi's status as a "key employee" (as defined under Section 409A and the accompanying proposed regulations).

Terms and Conditions of Awards

         The 1999 Stock Plan was adopted and approved by our stockholders in 1999 and was amended in 2003. Under the 1999 Stock Plan, the officers and other employees of the Company may be granted options to purchase Common Stock of the Company which qualify as "incentive stock options" ("ISO" or "ISOs") under
Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"); directors, officers and employees may be granted options to purchase Common Stock which do not qualify as ISOs ("non-Qualified Option" or "Non-Qualified Options"); and directors, officers and employees may be granted the right to make direct purchases of Common Stock from the Company ("Purchases"). Both ISOs and Non-Qualified Options are referred to in this Proxy Statement individually as an "Option" and collectively as "Options." The exercise price per share specified to each Option granted under the 1999 Stock Plan may not be less than the fair market value per share of Common Stock on the date of such grant.

         All of our restricted stock awards for executive officers have the same features. Each executive officer may purchase the stock at a purchase price equal to the par value of the shares ($.06-2/3 per share). The purchased restricted stock is subject to a repurchase option in favor of the Company and to restrictions on transfer until it vests. The purchased stock will vest in full in four years, or upon an earlier change of control of the Company, provided the executive officer is employed by the Company on that date. In the event the purchaser's employment with the Company is terminated for cause or upon the purchaser's voluntary resignation from the Company's employ, prior to vesting in full, the Company may repurchase all of the purchased shares at a purchase price of $.06-2/3 per share. The Company may repurchase a pro-rated amount of the purchased shares, based on the amount of time remaining until the vesting date, at a purchase price of $.06-2/3 per share in the event the purchaser ceases to be an employee of the Company prior to vesting by reason of:
(1) the purchaser's voluntary retirement from the Company's employ at or after age 62; (2) the purchaser's death, major disability or significant illness; or
(3) termination of the purchaser's employment by the Company without cause. Repurchases are subject to the approval of the Compensation Committee of the Board.

         Our Non-Qualified Options granted vest as follows: 20% on the first anniversary of the grant date; 40% on the second anniversary of the grant date; and 40% on the third anniversary of the grant date. Our Non-Qualified Options expire ten years after grant.

Outstanding Equity Awards at Fiscal Year End

         The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2006 for each Named Executive Officer. The table also discloses the number and value of unvested restricted stock awards as of December 31, 2006.

                                                         Option Awards                               Stock Awards
                           ---------------------------------------------------------------     -----------------------
                                Number of Securities                                                           Market
                               Underlying Unexercised                                                          Value
                                     Options (#)                                                                 Of
                           --------------------------------                                                    Shares
                                                                                                                 Of
                                                                                                Number of       Stock
                                                                                                Shares of       That
                                                                      Option                      Stock         Have
                                                    Un-              Exercise     Option        that Have       Not
                            Exercisable         Exercisable           Price     Expiration         Not         Vested
         Name                   (1)                 (1)                ($)         Date         Vested(2)      (3) ($)
-----------------------     -----------         -----------          -------     --------      ----------     --------
Dino A. Rossi                    83,025                  -           $  3.19     10/17/07
                                 13,500                  -           $  1.85     10/23/08
                                 16,875                  -           $  1.88     10/21/09
                                 23,625                  -           $  3.30     09/15/10
                                 67,500                  -           $  6.27     10/25/11
                                 67,500                  -           $  6.83     09/12/12
                                 67,500                  -           $  6.77     12/12/13
                                 44,550  (4)        29,700  (4)      $  8.77     09/16/14
                                 18,000  (5)        72,000  (5)      $ 13.81     09/16/15
                                      -             45,000  (6)      $ 17.81     12/08/16
                                                                                               13,500  (7)     231,120
Frank J. Fitzpatrick             40,500                  -           $  6.83     09/12/12
                                 50,625                  -           $  6.77     12/12/13
                                 36,450  (8)        24,300  (8)      $  8.77     09/16/14
                                 13,500  (9)        54,000  (9)      $ 13.81     09/16/15
                                      -             34,500  (10)     $ 17.81     12/08/16
                                                                                                4,500  (11)    $77,040

                                       23

David F. Ludwig                  12,150                  -           $  6.83     09/12/12
                                 32,400                  -           $  6.77     12/12/13
                                 30,375  (12)       20,250  (12)     $  8.77     09/16/14
                                 10,800  (13)       43,200  (13)     $ 13.81     09/16/15
                                      -             27,000  (14)     $ 17.81     12/08/16
                                                                                                3,000  (15)    $51,360

Robert T. Miniger                 9,666                  -           $  6.83     09/12/12
                                 16,875                  -           $  6.77     12/12/13
                                 12,150  (16)        8,100  (16)     $  8.77     09/16/14
                                  4,050  (17)       16,200  (17)     $ 13.81     09/16/15
                                      -             10,500  (18)     $ 17.81     12/08/16
                                                                                                1,500  (19)    $25,680

Paul H. Richardson                5,400                  -           $  6.83     12/12/13
                                      -             13,500           $  6.77     09/16/14
                                  4,500  (20)       18,000  (20)     $  8.77     06/24/15
                                  4,500  (21)       18,000  (21)     $ 13.81     09/16/15
                                      -             22,500  (22)     $ 17.81     12/08/16
                                                                                                4,500  (23)    $77,040

(1) Stock option awards are exercisable 20% after 1 year, 60% after 2 years and 100% after 3 years from the date of grant.

(2) Restricted stock vests 20% on the first anniversary of the grant date; 40% on the second anniversary of the grant date; and 40% on the third anniversary of the grant date.

(3) Value is computed based on the closing price of our Common Stock on the NASDAQ on December 29, 2006, which was $17.12 per share.

(4) Mr. Rossi's 74,250 options granted on September 16, 2004 at $8.77 per share became exercisable starting September 16, 2005 with twenty percent being exercisable on this date and an additional forty percent being exercisable on September 16, 2006 and 2007, respectively.

(5) Mr. Rossi's 90,000 options granted on September 16, 2005 at $13.81 per share became exercisable starting September 16, 2006 with twenty percent being exercisable on this date and an additional forty percent being exercisable on September 16, 2007 and 2008, respectively.

(6) Mr. Rossi's 45,000 options granted on December 8, 2006 at $17.81 per share becomes exercisable starting December 8, 2007 with twenty percent being exercisable on this date and an additional forty percent being exercisable on December 8, 2008 and 2009, respectively.

(7) Mr. Rossi's 13,500 share restricted stock award granted on December 8, 2006 for $.06 2/3 per share will vest in full on December 8, 2010.

(8) Mr. Fitzpatrick's 60,750 options granted on September 16, 2004 at $8.77 per share became exercisable starting September 16, 2005 with twenty percent being exercisable on this date and an additional forty percent being exercisable on September 16, 2006 and 2007, respectively.

(9) Mr. Fitzpatrick's 67,500 options granted on September 16, 2005 at $13.81 per share became exercisable starting September 16, 2006 with twenty percent being exercisable on this date and an additional forty percent being exercisable on September 16, 2007 and 2008, respectively.

(10) Mr. Fitzpatrick's 34,500 options granted on December 8, 2006 at $17.81 per share becomes exercisable starting December 8, 2007 with twenty percent being exercisable on this date and an additional forty percent being exercisable on December 8, 2008 and 2009, respectively.

(11) Mr. Fitzpatrick's 4,500 share restricted stock award granted on December 8, 2006 for $.06 2/3 per share will vest in full on December 8, 2010.

(12) Mr. Ludwig's 50,625 options granted on September 16, 2004 at $8.77 per share became exercisable starting September 16, 2005 with twenty percent being exercisable on this date and an additional forty percent being exercisable on September 16, 2006 and 2007, respectively.

(13) Mr. Ludwig's 54,000 options granted on September 16, 2005 at $13.81 per share became exercisable starting September 16, 2006 with twenty percent being exercisable on this date and an additional forty percent being exercisable on September 16, 2007 and 2008, respectively.

(14) Mr. Ludwig's 27,000 options granted on December 8, 2006 at $17.81 per share becomes exercisable starting December 8, 2007 with twenty percent being exercisable on this date and an additional forty percent being exercisable on December 8, 2008 and 2009, respectively.

(15) Mr. Ludwig's 3,000 share restricted stock award granted on December 8, 2006 for $.06 2/3 per share will vest in full on December 8, 2010.

(16) Mr. Miniger's 20,250 options granted on September 16, 2004 at $8.77 per share became exercisable starting September 16, 2005 with twenty percent being exercisable on this date and an additional forty percent being exercisable on September 16, 2006 and 2007, respectively.

(17) Mr. Miniger's 20,250 options granted on September 16, 2005 at $13.81 per share became exercisable starting September 16, 2006 with twenty percent being exercisable on this date and an additional forty percent being exercisable on September 16, 2007 and 2008, respectively.

(18) Mr. Miniger's 10,500 options granted on December 8, 2006 at $17.81 per share becomes exercisable starting December 8, 2007 with twenty percent being exercisable on this date and an additional forty percent being exercisable on December 8, 2008 and 2009, respectively.

(19) Mr. Miniger's 1,500 share restricted stock award granted on December 8, 2006 for $.06 2/3 per share will vest in full on December 8, 2010.

(20) Mr. Richardson's 33,750 options granted on September 16, 2004 at $8.77 per share became exercisable starting September 16, 2005 with twenty percent being exercisable on this date and an additional forty percent being exercisable on September 16, 2006 and 2007, respectively.

(21) Mr. Richardson's 22,500 options granted on June 24, 2005 at $13.81 per share became exercisable starting June 24, 2006 with twenty percent being exercisable on this date and an additional forty percent being exercisable on June 24, 2007 and 2008, respectively.

(21) Mr. Richardson's 22,500 options granted on September 16, 2005 at $13.81 per share became exercisable starting September 16, 2006 with twenty percent being exercisable on this date and an additional forty percent being exercisable on September 16, 2007 and 2008, respectively.

(22) Mr. Richardson's 22,500 options granted on December 8, 2006 at $17.81 per share becomes exercisable starting December 8, 2007 with twenty percent being exercisable on this date and an additional forty percent being exercisable on December 8, 2008 and 2009, respectively.

(23) Mr. Richardson's 4,500 share restricted stock award granted on December 8, 2006 for $.06 2/3 per share will vest in full on December 8, 2010.

Option Exercises and Stock Vested

         The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, by each of our Named Executive Officers during the fiscal year ended December 31, 2006.

                             Option Exercises and Stock Vested Table
                                      Option Awards                       Stock Awards
                            ----------------------------------    -----------------------------
                             Number of                             Number of
                              Shares        Value Realized on       Shares             Value
                            Acquired on         Exercise          Acquired on       Realized on
        Name                Exercise (#)         ($)(1)           Vesting (#)       Vesting ($)
--------------------------------------------------------------    -----------------------------
  Dino A. Rossi                   95,850           $1,178,936             -               -
  Francis J. Fitzpatrick          55,688             $632,119             -               -
  David F. Ludwig                      -                    -             -               -
  Robert T. Miniger                    -                    -             -               -
  Paul H. Richardson              36,113             $335,055             -               -


         (1) Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.


Termination of Employment and Change of Control Arrangements

         Agreement with Dino A. Rossi. We entered into an employment agreement with Dino A. Rossi on January 1, 2001, which provides for automatic one-year extensions of the employment term unless either party provides written notice of its intention not to extend the agreement within 60 days of the end of the then-current term. Mr. Rossi receives an annual base salary of $362,302 in 2007, an annual incentive bonus and medical and other benefits. Mr. Rossi's bonus is targeted to be 50% of his base salary for the appropriate year, although he may be entitled to up to 100% of his base salary as bonus.

         If we terminate Mr. Rossi's Employment Agreement for other than for cause or in the event Mr. Rossi terminates his employment under certain limited circumstances effectively amounting to a constructive termination, he will be entitled to severance payments of 150% of his then current annual salary, plus the pro rata portion of the annual bonus he would have received had he been employed by us through the end of the full fiscal year in which the termination occurred. If such termination by the Company occurs within two years after a change of control event, he would be entitled to severance payments equal to 200% of the sum of his then current annual salary plus the annual bonus earned by him for the fiscal year immediately preceding the year in which the change of control event occurred. If Mr. Rossi were to terminate his employment prior to the second anniversary of such a change of control event, he would be entitled to severance payments equal to 100% of his then current annual salary. In the event of any termination by the Company entitling Mr. Rossi to severance payments, his granted but unvested options and restricted stock would immediately vest and be exercisable in accordance with their terms.

         Under the Employment Agreement, if Mr. Rossi had been terminated effective December 31, 2006, he would have been paid $905,755 representing his 2007 base salary and his expected 2007 bonus and all of Mr. Rossi's granted but unvested options and restricted stock would immediately vest and be exercisable in accordance with their terms. The approximate value of such acceleration would be equal to the number of shares vested (562,275), multiplied by average of the excess of the then current stock price on the last business day of 2006 ($17.12) over the average exercise price of the options ($5.12). The total approximate gain relating to the accelerated options and restricted stock would be $6,297,848.

         All  of   our   executive   officers   other   than   Mr.   Rossi   are
employees-at-will and, as such, do not have employment agreements with us. Therefore, we are not obligated to provide any post-employment compensation or benefits. However, upon a change of control, as defined in the 1999 Stock Plan, and at the sole discretion of the Compensation Committee, all unvested stock option grants may become exercisable and all outstanding restricted share grants may fully vest.


Director Compensation

         For 2006, the Company paid each of its directors, other than Mr. Rossi, an annual fee of $18,000 and $4,000 for each Board meeting attended. For fiscal 2006, the Company also paid to each of its directors serving on Committees the following fees, plus expenses, for each Committee meeting attended: Chairman of the Audit Committee, $2,500; Chairman of the Compensation Committee, $2,000; chairman of all other Committees, $1,500; all other Committee members, $1,000. The Lead Director is paid an additional $5,000 per year. In 2006, the Board of Director approved the aforementioned compensation to be effective through December 2008.

         The following table discloses the cash, equity awards, and other compensation earned, paid, or awarded, as the case may be, to each of the Company's directors (other than Mr. Rossi, whose compensation is set forth in the Summary Compensation Table above) during the fiscal year ended December 31, 2006.

                            Fees        Stock
                          Earned or     Awards       All Other
                           Paid in      (1)(2)     Compensation      Total
      Name                 Cash ($)       ($)           ($)           ($)
-----------------------------------    --------    ------------    ----------
Hoyt Ammidon, Jr.          $44,000     $115,560          -          $159,560
Edward McMillan            $44,000     $115,560          -          $159,560
Kenneth Mitchell           $49,000     $115,560          -          $164,560
John Televantos            $45,000     $115,560          -          $160,560
Elaine Wedral              $42,500     $115,560          -          $158,060

(1) On December 8, 2006, each director, other than Mr. Rossi, was awarded 6,750 shares of restricted stock. The shares are subject to a repurchase option in favor of the Company and to restrictions on transfer until they vest in accordance with the provisions of the Restricted Stock Purchase Agreement dated December 8, 2006 between the Company and each such director. The amounts included in the "Stock Awards" column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. These amounts include amounts related to awards granted in 2006 and in prior years. The weighted average grant date fair value per share of each award was $17.76. A discussion of the assumptions used in valuation of stock and option awards may be found in "Note 2 - Stockholders' Equity" in the

      Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 15, 2007.
(2) The following table shows the aggregate number of options and stock awards outstanding for each Outside Director as of December 31, 2006:

                                    Aggregate       Aggregate
                                      Stock           Stock
                                     Option           Awards
                                   Outstanding     Outstanding
                                      as of           as of
        Name                       12/31/2006       12/31/2006
--------------------------------------------------------------
  Hoyt Ammidon, Jr.                     38,011          13,500
  Edward McMillan                       41,386          13,500
  Kenneth Mitchell                      38,011          13,500
  John Televantos                        4,500          13,500
  Elaine Wedral                         29,623          13,500

         In December, 2006, each director entered into Restricted Stock Purchase Agreements with the Company to purchase the Company's Common Stock pursuant to the Company's 1999 Stock Plan. These Agreements replace the stock option plan that non-employee directors participated in prior years.

         Under the Agreements, each of Mr. Ammidon, Jr., Dr. Televantos, Mr. McMillan, Mr. Mitchell and Dr. Wedral purchased 4,500 shares of the Company's Common Stock at the purchase price of $.06-2/3 per share. The purchased stock is subject to a repurchase option in favor of the Company and to restrictions on transfer until it vests in accordance with the provisions of the Agreements. The purchased stock will vest in full seven years from the date of the Agreements, provided the purchaser is still a director of the Company on that date. The purchased stock will also vest in full prior to seven years upon: (1) the purchaser's retirement from the Company's Board of Directors at or after age 70;
(2) the purchaser's death or major disability, (3) the purchaser's resignation from the Company's Board of Directors due to a conflict of interest or serious illness, and (4) a change of control of the Company (as defined in the Agreements). The purchased shares will not vest and the Company may repurchase all of the purchased shares at a purchase price of $.06-2/3 per share in the event of gross misconduct on the part of the purchaser in the performance of his or her duties as a director of the Company prior to vesting, as determined by majority vote of the Board of Directors. A pro rated amount of the purchased shares may be repurchased by the Company at a purchase price of $.06-2/3 per share in the event the purchaser ceases to be a director of the Company prior to vesting of the purchased shares for any reason other than gross misconduct.

         The Company does not pay any other direct or indirect compensation to directors in their capacity as such.

Related Party Transactions

     Other than the compensation and employment arrangements described above, we have not entered into any transactions with any of our directors or executive officers or their immediate family members in 2006.

     In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions, including any transaction in which any of our directors, director nominees, executive officers or holders of more than 5% of our capital stock have or will have a direct or indirect material interest. If we were to do so, any such transaction would need to be approved by our Audit Committee prior to us entering into such transaction. A report is made to our Audit Committee annually disclosing all related parties that are employed by us and related parties that are employed by other companies that we had a material relationship with during that year, if any. The Audit Committee, as well as the full Board of Directors, reviews any potential transactions which may involve related parties at least once per calendar year.

                      EQUITY COMPENSATION PLAN INFORMATION

         The following table provides information, as of December 31, 2006, with respect to shares of the Company's Common Stock that may be issued pursuant to awards under the 1999 Stock Plan, described above, as well as under the Company's prior stock option plans, which plans were replaced by the 1999 Stock Plan. These plans are the Company's only equity compensation plans approved by security holders, and there are no equity compensation plans that have not been approved by security holders. It should be noted that shares of the Company's Common Stock may be allocated to, or purchased on behalf of, participants in the Company's 401(k)/Profit Sharing Plan (described above). Consistent with Securities and Exchange Commission regulations governing equity compensation plans, information relating to shares issuable or purchased under the Company's 401(k)/Profit Sharing Plan is not included from the table below.

----------------------------------------------------------------------------------------
                                (a)                     (b)                   (c)
                                                                       Number of shares
                                                                           remaining
                                                                         available for
                         Number of shares        Weighted-average       future issuance
                         to be issued upon      exercise price per       under equity
                            exercise of              share of         compensation plans
                            outstanding             outstanding        (excluding shares
                         options, warrants       options, warrants       reflected in
Plan Category               and rights              and rights            column (a))
----------------------------------------------------------------------------------------
Equity
compensation plans           2,282,418                 $9.64                721,953
approved by
security holders
----------------------------------------------------------------------------------------
Equity
compensation plans
not approved by
security holders                 -                       -                     -
----------------------------------------------------------------------------------------
Total                        2,282,418                 $9.64                721,953
----------------------------------------------------------------------------------------

        Security Ownership of Certain Beneficial Owners and of Management

         The table below sets forth as of April 7, 2007, the number of shares of Common Stock beneficially owned by (i) each director, (ii) each of the Named Executive Officers who is currently an officer of the Company, (iii) each beneficial owner of, or institutional investment manager exercising investment discretion with respect to, 5% or more of the outstanding shares of Common Stock known to the Company based upon filings with the Securities and Exchange Commission, and (iv) all directors and executive officers of the Company as a group, and the percentage ownership of the outstanding Common Stock as of such date held by each such holder and group:


                                                       Amount and Nature of      Percent of
Name and Address of  Beneficial Owner                Beneficial Ownership (1)    Class (2)
-------------------------------------------------------------------------------------------
Ashford Capital Management, Inc.(3)                                 1,732,245         9.7%
Kayne Anderson Rudnick Investment Management, LLC (4)               1,412,253         7.9%
Royce & Associates (5)                                                894,413         5.0%
Segall, Bryand & Hamill (6)                                           876,905         4.9%
Dino A. Rossi (7)*                                                    362,455         2.0%
Frank Fitzpatrick (8)*                                                160,377           **
David F. Ludwig (9)*                                                  106,509           **
Kenneth P. Mitchell (10)*                                              59,779           **
Edward L. McMillan (11)*                                               55,831           **
Hoyt Ammidon, Jr. (12)*                                                51,511           **
Robert T. Miniger (13)*                                                47,247           **
Elaine R. Wedral (14)*                                                 43,123           **
Paul Richardson (15)*                                                  20,647           **
John Televantos(16)*                                                   18,000           **
All directors and executive officers
as a group (11 persons) (17)                                          934,444         5.2%

                                                     --------------------------------------

Shares Outstanding  April 7, 2007                     17,832,980

* Such person's address is c/o the Company, P.O. Box 600, New Hampton, New York 10958.
**    Indicates less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days after the date of the information in the table are deemed to be beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, to the Company's knowledge, the persons or entities named in the table above are believed to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which such person has the right to acquire within 60 days after the date of the information in the table are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.
(3) Based upon information provided in a Schedule 13G for such entity filed with the SEC. Such entity's address as reported in its Schedule 13G is P.O. Box 4172, Wilmington, DE 19807.
(4) Based upon information provided in Schedule 13G for such entity filed with the SEC. Such entity's address as reported in its Schedule 13G is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067.
(5) Based upon information provided in a Schedule 13G for such entity filed with the SEC. Such entity's address as reported in its Schedule 13G is 1414 Avenue of the Americas New York, NY 10019

(6) Based upon information provided in a Schedule 13G for such entity filed with the SEC. Such entity's address as reported in its Schedule 13G is 10 S.Wacker Dr., Chicago, IL 60606.
(7) Consists of 316,350 shares such person has the right to acquire pursuant to stock options, 13,500 shares of restricted stock, 12,355 shares held in such person's Company 401(k)/profit sharing plan account, and 20,250 shares held directly.
(8) Consists of 141,075 shares such person has the right to acquire pursuant to stock options, 4,500 shares of restricted stock, 9,739 shares held in such person's Company 401(k)/profit sharing plan account, and 5,063 shares held directly.
(9) Consists of 85,725 shares such person has the right to acquire pursuant to stock options, 3,000 shares of restricted stock, 6,534 shares held in such person's Company 401(k)/profit sharing plan account, and 11,250 shares held directly.
(10) Consists of 38,011 shares such person has the right to acquire pursuant to stock options, 13,500 shares of restricted stock, and 8,268 shared held directly.
(11) Consists of 41,386 shares such person has the right to acquire pursuant to stock options, 13,500 shares of restricted stock, and 945 shared held directly.
(12) Consists of 38,011 shares such person has the right to acquire pursuant to stock options and 13,500 shares of restricted stock.
(13) Consists of 47,247 shares such person has the right to acquire pursuant to stock options, 1,500 shares of restricted stock and 3,006 shares held in such person's Company 401(k)/profit sharing plan account.
(14) Consists of 29,623 shares such person has the right to acquire pursuant to stock options and 13,500 shares of restricted stock.
(15) Consists of 14,400 shares such person has the right to acquire pursuant to stock options, 4,500 shares of restricted stock and 1,747 shares held in such person's Company 401(k)/profit sharing plan account.
(16) Consists of 4,500 shares such person has the right to acquire pursuant to stock options, and 13,500 shares of restricted stock.
(17) Consists of options to purchase 751,822 shares, 94,500 shares of restricted stock, 33,381 shares in the accounts of five executive officers under the Company's 401(k)/profit sharing plan, and 45,776 shares held by individuals directly.


Audit Committee Report

         The following report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that the information be treated as soliciting material or that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         The Board of Directors has appointed an Audit Committee consisting of three directors. Each member of the Audit Committee is independent as defined under the Nasdaq Marketplace Rules applicable to audit committee members. The Board of Directors has adopted a written charter with respect to the Audit Committee's responsibilities. The Audit Committee oversees the Company's internal and independent auditors and assists the Board of Directors in overseeing matters relating to the Company's financial reporting process.

         In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006 with management and discussed the audit with McGladrey & Pullen, LLP

("M&P"), the Company's independent auditors. The Audit Committee also discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. This included a discussion of the independent auditors' judgment as to the quality, not just the acceptability, of the Company's accounting principles as applied to the Company's financial reporting, and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received from M&P the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee discussed with M&P and management M&P's independence.

         Management is responsible for maintaining internal controls over financial reporting and assessing the effectiveness of internal control over financial reporting. The independent registered public accounting firm's responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on their audit. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company's assessment process of internal controls over financial reporting. The Audit Committee reviewed with the independent registered public accounting firm any deficiencies that had been identified during their engagement.

         The Audit Committee also considered whether the provision of non-audit services by M&P to the Company is compatible with M&P's independence. M&P advised the Audit Committee that M&P was and continues to be independent accountants with respect to the Company.

         Based upon the reviews and considerations referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

         The Audit Committee has also recommended the Board of Directors approve the selection of M&P as the Company's independent auditors for 2007.

                                             Hoyt Ammidon, Jr.
                                             Edward L. McMillan
                                             Kenneth P. Mitchell

                                             being the members of the Audit
                                             Committee of the Board of Directors


Quorum Required

         Maryland law and the Company's By-laws require the presence of a quorum for the Meeting, defined as the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Meeting. Abstentions and broker non-votes will be treated as "present" for purposes of determining whether a quorum has been reached.

         Broker non-votes are shares held by brokers or nominees that are present in person or represented by proxy, but are not voted on a particular matter because instructions have not been received from the beneficial owner and the broker or nominee does not have discretion to vote without such instructions. Brokers and nominees generally do not have such discretion when the matter is deemed by Nasdaq to be "non-routine." However, Nasdaq generally considers the election of directors to be a "routine" matter with respect to which brokers and nominees could vote shares held by them in street-name in their discretion absent any instructions received from the beneficial owners of such shares.

Voting Securities

         Stockholders of record on April 24, 2007 (the "Record Date") will be eligible to vote at the Meeting. The voting securities of the Company consist of its Common Stock, $.06-2/3 par value, of which 17,833,430 shares were outstanding on the Record Date. Each share of Common Stock outstanding on the Record Date will be entitled to one vote.

Stockholder Proposals for 2008 Annual Meeting

         From time to time, the stockholders of the Company may wish to submit proposals which they believe should be voted upon by the stockholders. The Securities and Exchange Commission has adopted regulations which govern the inclusion of such proposals in the Company's annual meeting proxy materials. All such proposals must be submitted to the Secretary of the Company at the Company's principal executive offices no later than December 27, 2007 in order to be considered for inclusion in the Company's year 2008 proxy materials. With respect to any stockholder proposal not submitted for inclusion in the Company's year 2008 proxy materials, the proxy for such meeting will confer discretionary authority to vote on such proposal unless the Company is notified of such proposal not later than March 19, 2008 (45 days prior to the anniversary of the date this Proxy Statement is first being sent to stockholders).

Matters Not Determined at the Time of Solicitation

         The Board of Directors is not aware of any matters to come before the Meeting other than as described above. If any matter other than as described above should come before the Meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

         Approval of any other matter that may come before the Annual Meeting will be determined by the vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and voting on such matters. With respect to an abstention, the shares will be considered present and entitled to vote at the Annual Meeting and they will have the same effect as votes against the matter. With respect to broker non-votes, the shares will not be considered entitled to vote at the Annual Meeting for such matter and the broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote for such matter by reducing the total number of shares from which the majority is calculated.


New Hampton, New York
----------

         The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 2006 is being mailed to stockholders with these proxy materials. The Annual Report does not form part of these proxy materials for the solicitation of proxies.

                                 REVOCABLE PROXY
                               BALCHEM CORPORATION

[X]  PLEASE MARK VOTES AS IN THIS EXAMPLE

                          PROXY SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS
                 FOR THE ANNUAL MEETING TO BE HELD JUNE 15, 2007

The undersigned hereby appoints Francis J. Fitzpatrick and David Ludwig, and each of them individually, as attorneys and proxies of the undersigned, with full power of substitution, at the Annual Meeting of Stockholders of Balchem Corporation scheduled to be held on June 15, 2007, and at any adjournments thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting.

The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournment thereof.


                         Please be sure to sign and date
                          this Proxy in the box below.


                        ---------------------------------
                                      Date


                        ---------------------------------
                             Stockholder sign above


                        ---------------------------------
                          Co-holder (if any) sign above

--------------------------------------------------------------------------------
Election of Directors:                  For All   Withhold All  For All Except*

Election of two (2)                                                   [_]
Class 1 Directors                         [_]         [_]

Nominees for Election as Class
1 Directors:  Dino A. Rossi
and Elaine R. Wedral


--------------------------------------------------------------------------------
Ratification and approval                 For       Withhold        Abstain
of the appointment of
McGladrey and Pullen, LLP,                [_]         [_]             [_]
as the Company's
independent registered
accounting firm for the
year 2007

--------------------------------------------------------------------------------

*INSTRUCTION: To withhold authority to vote for any one or more individual nominee(s) for election to the Board of Directors, mark "For All Except" and write the name of such nominee in the space provided below:

----------------------------------------------------------------

The proxies are directed to vote as specified and in their discretion on all other matters coming before the Annual Meeting. If no direction is made, the proxies will vote FOR the nominees for election as Directors named above.

The Board of Directors recommends a vote FOR each named nominee for election as a Director.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING. [_]

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership or a limited liability company, please sign in partnership or limited liability company name by authorized persons.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY